EXHIBIT 99.1

Hanmi Earns $11.0 Million, or $0.35 per Share, in 2Q14; Profits from Continuing Operations Increase to $11.5 Million in 2Q14

LOS ANGELES, July 22, 2014 (GLOBE NEWSWIRE) -- Hanmi Financial Corporation (Nasdaq:HAFC) (or "Hanmi"), the holding company for Hanmi Bank (the "Bank"), today reported second quarter 2014 net income totaled $11.0 million, or $0.35 per diluted share. Reflecting improving asset quality, the second quarter net income includes a negative loan loss provision of $3.9 million. In the first quarter of 2014, Hanmi earned $11.0 million, or $0.34 per diluted share, including a $3.3 million negative loan loss provision, and earned $9.5 million, or $0.30 per diluted share, for the second quarter of 2013. Excluding results from its discontinued insurance businesses, earnings from continuing operations increased 4.9% to $11.5 million, or $0.36 per diluted share, in the second quarter of 2014 from $11.0 million, $0.34 per diluted share, in the first quarter of 2014 and increased 23.4% from $9.3 million, $0.29 per diluted share, in the second quarter a year ago.

In the first six months of 2014, net income increased 12.7% to $22.0 million, or $0.69 per diluted share, compared to $19.5 million, or $0.62 per diluted share, in the first six months of 2013. Earnings from continuing operations increased 15.5%, to $22.5 million in the first six months of 2014, from $19.5 million in the first six months of 2013.

"Our second quarter profits continue to reflect the core operating strength of our franchise," said C. G. Kum, President and Chief Executive Officer. "We are continuing to streamline our operations, through staff reductions, closing one branch and the sale of our insurance agencies. These initiatives are making Hanmi more efficient and will allow us to focus on growing our core business banking franchise. These steps are particularly important as we move closer to completing the acquisition of Central Bancorp, Inc."

Second Quarter Results
(In thousands, except per share data)

	As of or for the Three Months Ended
	June 30,	March 31,	June 30,
	2014	2014 (1)	2013 (1)

Net income from continuing operations	$ 11,509	$ 10,968	$ 9,327
Net income from continuing operations per diluted common share	$ 0.36	$ 0.34	$ 0.29

Assets	$ 3,094,775	$ 3,095,758	$ 2,772,218
Loans receivable, net	$ 2,300,810	$ 2,221,520	$ 2,128,208
Deposits	$ 2,544,849	$ 2,506,580	$ 2,361,913

Return on average assets (2)	1.54%	1.49%	1.34%
Return on average stockholders' equity (2)	11.05%	10.98%	9.53%
Net interest margin	3.94%	4.02%	4.10%
Efficiency ratio	56.12%	54.09%	54.90%

Tangible common equity to tangible assets	13.78%	13.33%	14.18%
Tangible common equity per common share	$ 13.38	$ 12.97	$ 12.43

(1) Results for March 31, 2014 and June 30, 2013 have been adjusted to reflect the adoption of FASB ASU 2014-01, Accounting for Investment in Qualified Affordable Housing Projects. See section of Change in Accounting Principle.
(2) Amount calculated based on net income from continuing operations.

Financial Highlights (at or for the period ended June 30, 2014, compared to March 31, 2014, or June 30, 2013)

  Gross loans increased 7.4% to $2.35 billion, from $2.19 billion a year ago, and increased 3.2% from $2.28 billion at March 31, 2014.
  Deposits grew 7.7% from a year ago, with non-interest bearing deposits up 23.6% and representing 35.8% of deposits.
  The mix of core deposits increased to 80.9% of deposits compared to 76.1% of deposits a year ago.
  Improving asset quality contributed to a $3.9 million negative loan loss provision in 2Q14.
  2Q14 net income from continuing operations increased 4.9% to $11.5 million, or $0.36 per diluted share, compared to $11.0 million, or $0.34 per diluted share, in 1Q14 and grew 23.4% from $9.3 million, or $0.29 per diluted share, in 2Q13.
  Net interest margin (NIM) was 3.94% for 2Q14, down 8 basis points from 1Q14 and 16 basis points from 4.10% in 2Q13.
  A cash dividend of $0.07 per share, representing a 19.4% payout ratio for the quarter, was paid on July 14, 2014.

Acquisition of Central Bancorp, Inc.

On December 16, 2013, Hanmi announced the signing of a definitive agreement to acquire Central Bancorp, Inc. ("CBI"), the parent company of Texas-based United Central Bank, which had $1.34 billion in assets as of March 31, 2014. The acquisition price is $50 million in cash, subject to potential purchase price adjustments. On March 23, 2014, the definitive agreement was amended and restated to clarify the tax refund adjustment process and to address timing and collectability of funds. On April 17, 2014, shareholders of CBI overwhelmingly approved the merger, and Hanmi subsequently filed the required applications with its federal and state regulators for approval of the proposed acquisition.  On July 17, 2014, the Bank received notice of approval from the Federal Reserve Bank of San Francisco, which approval remains subject to the receipt of all other required regulatory approvals, including approval from the California Department of Business Oversight. The transaction, which is expected to close in the second half of 2014, remains further subject to the satisfaction of other customary closing conditions pursuant to the definitive agreement. At June 30, 2014, CBI's classified assets declined to $167.1 million, close to the target of $160 million required for closing. Following the anticipated close of the transaction, on a pro forma basis, the combined entity would have approximately $4.3 billion in assets, with 50 banking offices and 3 loan production offices serving a broad range of communities in California, Texas, Illinois, New York, New Jersey, and Virginia.

Results of Operations

Second quarter net interest income, before provision for credit losses, was $28.0 million, almost equal to the first quarter of 2014, and up 3.1% from $27.2 million for the second quarter of 2013. Interest and dividend income was down slightly from the preceding quarter and increased 2.6% from the second quarter a year ago, while interest expense decreased 2.6% from the preceding quarter and 1.3% from the year ago quarter. Year-to-date, net interest income, before provision for credit losses, improved 6.1% to $56.0 million compared to $52.8 million for the first six months of 2013.

Net interest margin fell 8 basis points to 3.94% for the second quarter of 2014, from the first quarter of 2014, and declined 16 basis points from a year ago. The compression in NIM primarily reflects the lower average yields on the new and renewing loans in the current low rate environment. For the first six months of 2014, NIM was unchanged from 3.98% compared to the first six months of 2013. The following table details the asset yields, liability costs, spread and margin.

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2014	2014	2013	2014	2013

Interest-earning assets	4.38%	4.49%	4.59%	4.43%	4.51%
Interest-bearing liabilities	0.74%	0.75%	0.78%	0.75%	0.83%
Net interest spread	3.64%	3.74%	3.81%	3.68%	3.68%
Net interest margin	3.94%	4.02%	4.10%	3.98%	3.98%

In the second quarter of 2014, net interest income, after provision for credit losses, totaled $31.9 million, compared to $31.3 million in the first quarter of 2014, and $27.2 million in the second quarter a year ago. For the first six months of 2014, net interest income after loan loss provision was $63.1 million, compared to $52.8 million in the first six months of 2013. Hanmi recorded a negative loan loss provision of $3.9 million in the second quarter of 2014 and $7.2 million in the first six months of 2014, compared to no provisions in the prior year periods.

Non-interest income was $5.1 million in the second quarter of 2014, compared to $5.8 million in the preceding quarter and $6.7 million in the year ago quarter. In the second quarter of 2014, gain on sales of the guaranteed portion of SBA loans was down to $498,000, from $547,000 in the preceding quarter, and $2.4 million in the second quarter a year ago, reflecting the on-going reforms in the SBA lending department. "In the second quarter, we opened our third SBA loan production office in Annandale, Virginia, and our SBA team is starting to rebuild momentum in this important market niche," said Kum. In the second quarter, SBA loan sales totaled $6.8 million, compared to $6.0 million in the preceding quarter and $26.6 million in the second quarter a year ago.

Net gain on sales of investment securities contributed $364,000 to second quarter non-interest income, compared to $1.4 million in the preceding quarter and $303,000 a year ago.

Non-interest expense increased 1.5% to $18.6 million in the second quarter of 2014, compared to $18.3 million in the first quarter of 2014, and fell slightly from $18.6 million in the second quarter a year ago.  Salary and employee benefits costs was relatively unchanged at $10.3 million in the second quarter, compared to the preceding quarter and grew 19.0% from $8.6 million the second quarter of 2013. Year-over-year changes in compensation costs reflect an increase in stock based compensation grants, one-time severance payments for the reduction-in-force initiatives, and normal salary and employee benefit costs escalation.

"As part of our efforts to improve operating efficiencies, we completed a 7% reduction in our workforce, generating $375,000 in one-time costs for severance payments in the second quarter. We are also in the process of closing one branch, which will generate a one-time charge of $130,000 in the third quarter. We anticipate future savings from these cost cutting efforts of approximately $1.8 million annually," said Kum.

The second quarter provision for income taxes from continuing operations was $6.9 million, which is an effective tax rate of 37.37%, compared to $7.8 million, or 41.70%, in the first quarter of 2014 and $6.0 million, or 38.98%, in the second quarter a year ago. For the first six months of 2014, the provision for income taxes from continuing operations was $14.7 million, or 39.56%, compared to $10.9 million, or 35.96%, in the first six months of 2013. Two major items reduced the second quarter tax rate: the sale of the insurance businesses (discussed in more detail below) generated a $400,000 discrete deferred tax benefit and tax benefits to be realized from investments in low income tax credit funds further reduced tax rates in the quarter.

Discontinued Operations

Hanmi completed the sale of its two insurance subsidiaries, Chun-Ha Insurance Services, Inc. and All World Insurance Services, Inc., to Chunha Holding Corporation on June 30, 2014.  The total sales price was $3.5 million, of which $2.0 million was paid upon signing. The remaining $1.5 million will be payable in three equal installments on each anniversary of the closing date through June 30, 2017.

The sale resulted in a $51,000 gain and a $4,000 income tax benefit from operating loss, offset by a $470,000 capital gain tax and a $52,000 operating loss. Consequently, net loss from discontinued operations in the second quarter of 2014 was $467,000, or $0.01 per diluted share. The discontinued operations generated non-interest income, primarily in the line item for insurance commissions, of $2.7 million in the first six months of 2014 and $1.3 million in the first quarter of 2014.  They also posted non-interest expense (in various line items) of $2.7 million in the first six months of 2014 and $1.4 million in the first quarter of 2014.

Balance Sheet

Assets increased 11.6% to $3.09 billion at June 30, 2014, from $2.77 billion a year ago. The investment portfolio decreased 2.9% to $506.0 million at June 30, 2014, from $521.0 million at March 31, 2014, and increased 26.2% from $400.8 million a year ago.

Loans receivable, net of allowance for loan losses, increased 3.6% in the quarter and 8.1% year-over-year to $2.30 billion at June 30, 2014, from $2.22 billion at March 31, 2014, and $2.13 billion a year ago. Average gross loans, net of deferred loan costs, increased to $2.30 billion for the second quarter of 2014, up from $2.26 billion for the preceding quarter and $2.17 billion for the second quarter a year ago. For the first six months of 2014, average gross loans, net of deferred loan costs, increased to $2.28 billion from $2.12 billion in the first six months of 2013.

Compared to $159.9 million new loans in the first quarter, second quarter new loans totaled $172.3 million, consisting mainly of $123.0 million (including purchases of $57.1 million) of commercial real estate loans, $30.5 million of C&I loans, and $17.7 million of SBA loans. Loan commitments were $191.1 million in the second quarter of 2014, which included loans approved but not funded.

Average deposits were $2.52 billion during the second quarter, up from $2.50 billion for the preceding quarter and $2.37 billion for the second quarter of 2013. The overall mix of funding continued to improve with non-interest bearing deposits increasing by $83.2 million from the prior quarter. Because of the increase in non-interest bearing deposits, the cost of deposits declined to 0.50% in the second quarter from 0.53% a year ago. The period-end deposit mix is detailed in the table below.

	June 30,	March 31,	June 30,
	2014	2014	2013

Demand-noninterest-bearing	35.8%	33.0%	31.1%
Savings	4.4%	4.7%	4.9%
Money market checking and NOW accounts	21.9%	23.9%	24.4%
Time deposits of $100,000 or more	19.1%	19.0%	23.9%
Other time deposits	18.8%	19.4%	15.7%
Total deposits	100.0%	100.0%	100.0%

"With the asset sensitive balance sheet, we are well positioned for the rising rate environment," said Kum. At June 30, 2014, tangible common stockholders' equity was $426.3 million, or 13.78% of tangible assets, compared to $392.9 million, or 14.18%, of tangible assets, a year ago. Tangible book value per share was $13.38, compared to $12.97 three months earlier and $12.43 at June 30, 2013. On July 14, 2014, Hanmi paid a cash dividend of $0.07 per share, representing an aggregate dividend of $2.2 million.

Asset Quality

Asset quality continues to improve with classified loans declining 12.2% in the quarter and down 49.6% year-over year. Non-performing loans ("NPLs") were up slightly to $25.4 million at the end of the quarter, compared to $25.0 million at the end the first quarter of 2014, and were down from $28.0 million a year ago, reflecting the continuing improvement in the economy and active management of delinquent accounts. Troubled debt restructurings ("TDRs") totaled $23.6 million at June 30, 2014, and $24.9 million at March 31, 2014.  Of these TDRs, $11.1 million were included in NPLs at June 30, 2014, compared to $11.2 million at March 31, 2014. The following table shows NPLs in each category:

	June 30, 2014		March 31, 2014		June 30, 2013
		% of Total		% of Total		% of Total
	Amount	NPLs	Amount	NPLs	Amount	NPLs
	(In thousands)
Real estate loans:
Commercial property
Retail	$ 2,802	11.1%	$ 3,507	14.1%	$ 792	2.8%
Hotel/Motel	3,631	14.3%	2,510	10.0%	3,913	14.0%
Gas station	5,356	21.1%	2,560	10.2%	1,738	6.2%
Other	4,369	17.2%	5,008	20.0%	5,626	20.0%
Residential property	1,162	4.6%	1,180	4.7%	1,620	5.8%
Commercial & industrial loans:
Commercial term	5,965	23.5%	8,092	32.3%	11,737	42.0%
Commercial lines of credit	521	2.1%	546	2.2%	1,052	3.8%
Consumer loans	1,575	6.2%	1,631	6.5%	1,497	5.4%
Total non-performing loans	$ 25,381	100.0%	$ 25,034	100.0%	$ 27,975	100.0%

Other-real-estate-owned totaled $1.7 million at the end of the second quarter, compared to $0 in the preceding quarter and $900,000 a year ago. Classified loans declined to $45.2 million, or 1.9% of gross loans, at June 30, 2014, from $51.4 million, or 2.3% of gross loans, at March 31, 2014, and were down from $89.6 million, or 4.1% of gross loans, a year ago. The decline in classified loans reflects $3.3 million in loan upgrades and $6.1 million in repayments in the second quarter of 2014.

In the second quarter, recoveries of previously charged-off loans totaled $1.7 million compared to $4.3 million in the preceding quarter and $1.9 million in the second quarter of 2013. Gross charge-offs in the second quarter totaled $2.5 million, compared to $1.6 million in the preceding quarter and $3.5 million a year ago. As a result, there was a net charge-offs of $806,000 in the second quarter of 2014, compared to net recoveries of $2.6 million in the preceding quarter and net charge-offs of $1.6 million a year ago.

The allowance for loan losses totaled $51.9 million, which is a coverage ratio of 2.21% of gross loans and 204.43% of NPLs as of June 30, 2014, compared to 2.74% of gross loans and 214.03% of NPLs as of June 30, 2013.

Conference Call

Management will host a conference call today, July 22, 2014, at 1:00 p.m. Pacific Time (4:00 p.m. ET) to discuss these results. This call will also be broadcast live via the internet. Investment professionals and all current and prospective stockholders are invited to access the live call by dialing 719-325-2144 before 1:00 p.m. Pacific Time, using access code HANMI. To listen to the call online, either live or archived, visit the Investor Relations page of Hanmi's website at www.hanmi.com.

About Hanmi Financial Corporation

Headquartered in Los Angeles, Hanmi Bank, a wholly-owned subsidiary of Hanmi Financial Corporation, provides services to the multi-ethnic communities of California, with 27 full-service branch offices in Los Angeles, Orange, San Bernardino, San Francisco, Santa Clara and San Diego counties, and loan production offices in Texas, Virginia and Washington State.  Hanmi Bank specializes in commercial, SBA and trade finance lending, and is a recognized community leader. Hanmi Bank's mission is to provide a full range of quality products and premier services to its customers and to maximize shareholder value.

Forward-Looking Statements

This press release contains forward-looking statements, which are included in accordance with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "could," "expects," "plans," "intends," "anticipates," "believes," "estimates," "predicts," "potential," or "continue," or the negative of such terms and other comparable terminology. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. All statements other than statements of historical fact are "forward–looking statements" for purposes of federal and state securities laws, including, but not limited to, statements about anticipated future operating and financial performance, financial position and liquidity, business strategies, regulatory and competitive outlook, investment and expenditure plans, capital and financing needs and availability, plans and objectives of management for future operations, developments regarding our capital plans, strategic alternatives for a possible business combination, merger or sale transaction, including our acquisition of Central Bancorp, Inc., and other similar forecasts and statements of expectation and statements of assumption underlying any of the foregoing. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ from those expressed or implied by the forward-looking statement. These factors include the following: failure to maintain adequate levels of capital and liquidity to support our operations; the effect of potential future supervisory action against us or Hanmi Bank; general economic and business conditions internationally, nationally and in those areas in which we operate; volatility and deterioration in the credit and equity markets; changes in consumer spending, borrowing and savings habits; availability of capital from private and government sources; demographic changes; competition for loans and deposits and failure to attract or retain loans and deposits; fluctuations in interest rates and a decline in the level of our interest rate spread; risks of natural disasters related to our real estate portfolio; risks associated with Small Business Administration loans; failure to attract or retain key employees; changes in governmental regulation, including, but not limited to, any increase in FDIC insurance premiums; ability of Hanmi Bank to make distributions to Hanmi Financial, which is restricted by certain factors, including Hanmi Bank's retained earnings, net income, prior distributions made, and certain other financial tests; ability to identify a suitable strategic partner or to consummate a strategic transaction; ability of the parties to obtain required regulatory approvals and satisfy other closing conditions with respect to our acquisition of Central Bancorp, Inc.; adequacy of our allowance for loan losses; credit quality and the effect of credit quality on our provision for credit losses and allowance for loan losses; changes in the financial performance and/or condition of our borrowers and the ability of our borrowers to perform under the terms of their loans and other terms of credit agreements; our ability to control expenses; and changes in securities markets. In addition, we set forth certain risks in our reports filed with the U.S. Securities and Exchange Commission, including, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2013, our Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K that we will file hereafter, which could cause actual results to differ from those projected. We undertake no obligation to update such forward-looking statements except as required by law.

Hanmi Financial Corporation and Subsidiaries
Consolidated Balance Sheets (Unaudited)
(In thousands)

	June 30,	March 31,	Percentage	June 30,	Percentage
	2014	2014 (1)	Change	2013 (1)	Change
Assets
Cash and cash equivalents	$ 123,782	$ 204,384	-39.4%	$ 77,860	59.0%
Securities available for sale, at fair value	505,977	520,990	-2.9%	400,815	26.2%
Loans held for sale, at the lower of cost or fair value	3,842	390	885.1%	2,553	50.5%
Loans receivable, net of allowance for loan losses	2,300,810	2,221,520	3.6%	2,128,208	8.1%
Accrued interest receivable	7,750	7,107	9.0%	7,441	4.2%
Premises and equipment, net	13,929	13,947	-0.1%	14,463	-3.7%
Other real estate owned, net	1,714	--	--	900	90.4%
Customers' liability on acceptances	3,186	1,985	60.5%	1,372	132.2%
Servicing assets	6,355	6,559	-3.1%	6,383	-0.4%
Other intangible assets, net	--	1,130	-100.0%	1,253	-100.0%
Investment in federal home loan bank stock, at cost	16,385	14,060	16.5%	14,197	15.4%
Investment in federal reserve bank stock, at cost	11,514	11,196	2.8%	13,200	-12.8%
Income tax asset	53,160	53,500	-0.6%	63,912	-16.8%
Bank-owned life insurance	30,147	29,922	0.8%	29,517	2.1%
Prepaid expenses	2,570	2,262	13.6%	2,572	-0.1%
Other assets	13,654	6,806	100.6%	7,572	80.3%
Total assets	$ 3,094,775	$ 3,095,758	0.0%	$ 2,772,218	11.6%

Liabilities and Stockholders' Equity
Liabilities:
Deposits:
Noninterest-bearing	$ 910,320	$ 827,153	10.1%	$ 736,470	23.6%
Interest-bearing	1,634,529	1,679,427	-2.7%	1,625,443	0.6%
Total deposits	2,544,849	2,506,580	1.5%	2,361,913	7.7%
Accrued interest payable	3,423	3,319	3.1%	2,570	33.2%
Bank's liability on acceptances	3,186	1,985	60.5%	1,372	132.2%
Federal home loan bank advances	97,000	132,445	-26.8%	2,743	3436.3%
Accrued expenses and other liabilities	19,969	37,918	-47.3%	9,420	112.0%
Total liabilities	2,668,427	2,682,247	-0.5%	2,378,018	12.2%

Stockholders' equity:
Common stock	257	257	0.0%	257	0.0%
Additional paid-in capital	553,741	553,067	0.1%	551,253	0.5%
Accumulated other comprehensive (loss) income	(2,150)	(5,509)	-61.0%	1,634	-231.6%
Accumulated deficit	(55,642)	(64,446)	-13.7%	(89,086)	-37.5%
Less treasury stock	(69,858)	(69,858)	0.0%	(69,858)	0.0%
Total stockholders' equity	426,348	413,511	3.1%	394,200	8.2%
Total liabilities and stockholders' equity	$ 3,094,775	$ 3,095,758	0.0%	$ 2,772,218	11.6%

(1) Results for March 31, 2014 and June 30, 2013 have been adjusted to reflect the adoption of FASB ASU 2014-01, Accounting for Investment in Qualified Affordable Housing Projects. See section of Change in Accounting Principle.

Hanmi Financial Corporation and Subsidiaries
Consolidated Statements of Income (Unaudited)
(In thousands, except share and per share data)

	Three Months Ended
	June 30,	March 31,	Percentage	June 30,	Percentage
	2014	2014 (1)	Change	2013 (1)	Change
Interest and Dividend Income:
Interest and fees on loans	$ 28,355	$ 28,190	0.6%	$ 27,839	1.9%
Taxable interest on investment securities	2,375	2,537	-6.4%	2,100	13.1%
Tax-exempt interest on investment securities	20	76	-73.7%	73	-72.6%
Interest on interest-bearing deposits in other banks	18	21	-14.3%	24	-25.0%
Dividends on federal reserve bank stock	172	168	2.4%	196	-12.2%
Dividends on federal home loan bank stock	236	236	0.0%	147	60.5%
Total interest and dividend income	31,176	31,228	-0.2%	30,379	2.6%
Interest Expense:
Interest on deposits	3,153	3,221	-2.1%	3,100	1.7%
Interest on federal home loan bank advances	30	48	-37.5%	41	-26.8%
Interest on junior subordinated debentures	--	--	--	84	-100.0%
Total interest expense	3,183	3,269	-2.6%	3,225	-1.3%
Net interest income before provision for credit losses	27,993	27,959	0.1%	27,154	3.1%
Negative provision for credit losses	(3,866)	(3,300)	17.2%	--	--
Net interest income after provision for credit losses	31,859	31,259	1.9%	27,154	17.3%
Non-Interest Income:
Service charges on deposit accounts	2,568	2,474	3.8%	2,884	-11.0%
Trade finance & other service charges and fees	1,166	1,021	14.2%	1,152	1.2%
Bank-owned life insurance income	224	223	0.4%	233	-3.9%
Gain on sales of SBA loans guaranteed portion	498	547	-9.0%	2,378	-79.1%
Net loss on sales of other loans	--	--	--	(460)	-100.0%
Net gain on sales of investment securities	364	1,421	-74.4%	303	20.1%
Other operating income	253	141	79.4%	248	2.0%
Total non-interest income	5,073	5,827	-12.9%	6,738	-24.7%
Non-Interest Expense:
Salaries and employee benefits	10,280	10,259	0.2%	8,638	19.0%
Occupancy and equipment	2,469	2,396	3.0%	2,486	-0.7%
Deposit insurance premiums and regulatory assessments	399	437	-8.7%	517	-22.8%
Data processing	1,112	1,158	-4.0%	1,131	-1.7%
Other real estate owned expense	--	6	-100.0%	(20)	-100.0%
Professional fees	724	833	-13.1%	2,364	-69.4%
Directors and officers liability insurance	191	191	0.0%	219	-12.8%
Supplies and communications	595	502	18.5%	599	-0.7%
Advertising and promotion	753	581	29.6%	834	-9.7%
Loan-related expense	61	83	-26.5%	91	-33.0%
Other operating expenses	1,973	1,828	7.9%	1,748	12.9%
Total non-interest expense	18,557	18,274	1.5%	18,607	-0.3%
Income from continuing operations before provision for income taxes	18,375	18,812	-2.3%	15,285	20.2%
Provision for income taxes	6,866	7,844	-12.5%	5,958	15.2%
Income from continuing operations, net of taxes	$ 11,509	$ 10,968	4.9%	$ 9,327	23.4%
Discontinued operations
(Loss) income from operations of discontinued subsidiary (including gain on disposal of $51 in the second quarter of 2014)	$ (1)	$ 38	-102.6%	$ 244	-100.4%
Income tax expense	466	15	3006.7%	84	454.8%
(Loss) income from discontinued operations	(467)	23	-2130.4%	160	-391.9%
Net income	$ 11,042	$ 10,991	0.5%	$ 9,487	16.4%
Basic earnings per share:
Income from continuing operations, net of taxes	$ 0.36	$ 0.35		$ 0.30
Income from discontinued operations, net of taxes	(0.01)	--		--
Basic earnings per share	$ 0.35	$ 0.35		$ 0.30
Diluted earnings per share:
Income from continuing operations, net of taxes	$ 0.36	$ 0.34		$ 0.29
Income from discontinued operations, net of taxes	(0.01)	--		0.01
Diluted earnings per share	$ 0.35	$ 0.34		$ 0.30
Weighted-average shares outstanding:
Basic	31,681,033	31,659,705		31,590,760
Diluted	31,974,253	31,934,163		31,655,988
Common shares outstanding	31,860,956	31,795,108		31,604,837

Hanmi Financial Corporation and Subsidiaries
Consolidated Statements of Income, Continued (Unaudited)
(In thousands, except share and per share data)

	Six Months Ended
	June 30,	June 30,	Percentage
	2014	2013 (1)	Change
Interest and Dividend Income:
Interest and fees on loans	$ 56,545	$ 54,638	3.5%
Taxable interest on investment securities	4,912	4,216	16.5%
Tax-exempt interest on investment securities	96	168	-42.9%
Interest on federal funds sold	--	6	-100.0%
Interest on interest-bearing deposits in other banks	38	112	-66.1%
Dividends on federal reserve bank stock	340	379	-10.3%
Dividends on federal home loan bank stock	472	255	85.1%
Total Interest and Dividend Income	62,403	59,774	4.4%
Interest Expense:
Interest on deposits	6,375	6,259	1.9%
Interest on federal home loan bank advances	78	79	-1.3%
Interest on junior subordinated debentures	--	678	-100.0%
Total interest expense	6,453	7,016	-8.0%
Net interest income before provision for credit losses	55,950	52,758	6.1%
Negative provision for credit losses	(7,166)	--	0.0%
Net interest income after provision for credit losses	63,116	52,758	19.6%
Non-Interest Income:
Service charges on deposit accounts	5,041	5,932	-15.0%
Trade finance & other service charges and fees	2,188	2,324	-5.9%
Bank-owned life insurance income	447	463	-3.5%
Gain on sales of SBA loans guaranteed portion	1,045	5,070	-79.4%
Net loss on sales of other loans	--	(557)	-100.0%
Net gain on sales of investment securities	1,785	312	472.1%
Other operating income	395	343	15.2%
Total non-interest income	10,901	13,887	-21.5%
Non-Interest Expense:
Salaries and employee benefits	20,539	17,025	20.6%
Occupancy and equipment	4,866	4,971	-2.1%
Deposit insurance premiums and regulatory assessments	836	751	11.3%
Data processing	2,270	2,289	-0.8%
Other real estate owned expense	5	12	-58.3%
Professional fees	1,557	4,520	-65.6%
Directors and officers liability insurance	383	439	-12.8%
Supplies and communications	1,097	1,060	3.5%
Advertising and promotion	1,333	1,380	-3.4%
Loan-related expense	144	237	-39.2%
Other operating expenses	3,800	3,579	6.2%
Total non-interest expense	36,830	36,263	1.6%
Income from continuing operations before provision for income taxes	37,187	30,382	22.4%
Provision for income taxes	14,710	10,926	34.6%
Income from continuing operations, net of taxes	$ 22,477	$ 19,456	15.5%
Discontinued operations
Income from operations of discontinued subsidiary (including gain on disposal of $51 in the second quarter of 2014)	$ 37	$ 128	-71.1%
Income tax expense	481	39	1133.3%
(Loss) income from discontinued operations	(444)	89	-598.9%
Net income	$ 22,033	$ 19,545	12.7%
Basic earnings per share:
Income from continuing operations, net of taxes	$ 0.71	$ 0.62
Income from discontinued operations, net of taxes	(0.01)	--
Basic earnings per share	$ 0.70	$ 0.62
Diluted earnings per share:
Income from continuing operations, net of taxes	$ 0.70	$ 0.62
Income from discontinued operations, net of taxes	(0.01)	--
Diluted earnings per share	$ 0.69	$ 0.62
Weighted-average shares outstanding:
Basic	31,670,436	31,565,013
Diluted	31,950,313	31,633,535
Common shares outstanding	31,860,956	31,604,837

(1) Results for March 31, 2014 and June 30, 2013 have been adjusted to reflect the adoption of FASB ASU 2014-01, Accounting for Investment in Qualified Affordable Housing Projects. See section of Change in Accounting Principle.

Hanmi Financial Corporation and Subsidiaries
Selected Financial Data (Unaudited)
(In thousands)

	As of or for the Three Months Ended			As of or for the Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2014	2014 (4)	2013 (4)	2014	2013 (4)
Average balances:
Average gross loans, net of deferred loan costs (1)	$ 2,298,996	$ 2,257,162	$ 2,165,741	$ 2,278,193	$ 2,119,881
Average investment securities	526,474	535,356	452,291	530,890	462,791
Average interest-earning assets	2,854,031	2,825,669	2,657,629	2,839,927	2,675,425
Average assets	3,001,050	2,977,939	2,792,382	2,989,552	2,810,496
Average deposits	2,522,269	2,500,300	2,365,887	2,511,345	2,357,389
Average borrowings	39,146	56,886	19,154	47,967	48,937
Average interest-bearing liabilities	1,718,887	1,757,159	1,663,951	1,737,917	1,695,406
Average stockholders' equity	417,874	405,120	392,618	411,526	387,284
Average tangible equity	417,874	405,123	391,338	410,951	385,984

Performance ratios:
Return on average assets (2) (5)	1.54%	1.49%	1.34%	1.52%	1.40%
Return on average stockholders' equity (2) (5)	11.05%	10.98%	9.53%	11.01%	10.13%
Return on average tangible equity (2) (5)	11.05%	10.98%	9.56%	11.03%	10.16%
Efficiency ratio	56.12%	54.09%	54.90%	55.09%	54.41%
Net interest spread (2), (3)	3.64%	3.74%	3.81%	3.68%	3.68%
Net interest margin (2), (3)	3.94%	4.02%	4.10%	3.98%	3.98%
Average stockholders' equity to average assets	13.92%	13.60%	14.06%	13.77%	13.78%

Allowance for loan losses:
Balance at beginning of period	$ 56,593	$ 57,555	$ 61,191	$ 57,555	$ 63,305
(Negative provision) provision charged to operating expense	(3,901)	(3,609)	308	(7,510)	504
Net (charge-offs) recoveries	(806)	2,647	(1,623)	1,841	(3,933)
Balance at end of period	$ 51,886	$ 56,593	$ 59,876	$ 51,886	$ 59,876

Asset quality ratios:
Non-performing assets to assets	0.88%	0.81%	1.04%	0.88%	1.04%
Non-performing loans to gross loans	1.08%	1.10%	1.28%	1.08%	1.28%
Non-performing assets to allowance for loan losses	52.22%	44.24%	48.22%	52.22%	48.22%
Net loan charge-offs (recoveries) to average gross loans (2)	0.14%	-0.47%	0.30%	-0.16%	0.37%
Allowance for loan losses to gross loans	2.21%	2.49%	2.74%	2.21%	2.74%
Allowance for loan losses to non-performing loans	204.43%	226.06%	214.03%	204.43%	214.03%

Allowance for off-balance sheet items:
Balance at beginning of period	$ 1,557	$ 1,248	$ 1,628	$ 1,248	$ 1,824
Provision (negative provision) charged to operating expense	(35)	309	(308)	274	(504)
Balance at end of period	$ 1,522	$ 1,557	$ 1,320	$ 1,522	$ 1,320

Non-performing assets:
Non-accrual loans	$ 25,381	$ 25,034	$ 27,975
Loans 90 days or more past due and still accruing	--	--	--
Non-performing loans	25,381	25,034	27,975
Other real estate owned, net	1,714	--	900
Non-performing assets	27,095	25,034	28,875
Non-performing loans in loans held for sale	--	--	2,306
Non-performing assets (including loans held for sale)	$ 27,095	$ 25,034	$ 31,181

Delinquent loans (30 to 89 days past due and still accruing)	$ 5,290	$ 5,290	$ 6,440

Delinquent loans to gross loans	0.23%	0.23%	0.29%

(1) Included loans held for sale
(2) Annualized
(3) Amounts calculated on a fully taxable equivalent basis using the current statutory federal tax rate.
(4) Results for March 31, 2014 and June 30, 2013 have been adjusted to reflect the adoption of FASB ASU 2014-01, Accounting for Investment in Qualified Affordable Housing Projects. See section of Change in Accounting Principle.
(5) Amount calculated based on net income from continuing operations.

Hanmi Financial Corporation and Subsidiaries
Selected Financial Data, Continued (Unaudited)
(In thousands)

	As of or for the Three Months Ended
	June 30,	March 31,	June 30,
	2014	2014	2013
Loan portfolio:
Real estate loans	$ 1,981,522	$ 1,917,609	$ 1,876,199
Residential loans	108,561	110,305	88,654
Commercial and industrial loans	230,309	219,102	187,156
Consumer loans	28,843	29,356	35,380
Gross loans	2,349,235	2,276,372	2,187,389
Deferred loan costs	3,461	1,741	695
Gross loans, net of deferred loan costs	2,352,696	2,278,113	2,188,084
Allowance for loan losses	(51,886)	(56,593)	(59,876)
Loans receivable, net	2,300,810	2,221,520	2,128,208
Loans held for sale, at the lower of cost or fair value	3,842	390	2,553
Total loans receivable, net	$ 2,304,652	$ 2,221,910	$ 2,130,761

Loan mix:
Real estate loans	84.4%	84.3%	85.7%
Residential loans	4.6%	4.8%	4.1%
Commercial and industrial loans	9.8%	9.6%	8.6%
Consumer loans	1.2%	1.3%	1.6%
Total loans	100.0%	100.0%	100.0%

Deposit portfolio:
Demand-noninterest-bearing	$ 910,320	$ 827,153	$ 736,470
Savings	110,552	118,017	115,318
Money market checking and NOW accounts	557,887	597,884	575,471
Time deposits of $100,000 or more	487,041	476,654	564,079
Other time deposits	479,049	486,872	370,575
Total deposits	$ 2,544,849	$ 2,506,580	$ 2,361,913

Deposit mix:
Demand-noninterest-bearing	35.8%	33.0%	31.1%
Savings	4.4%	4.7%	4.9%
Money market checking and NOW accounts	21.9%	23.9%	24.4%
Time deposits of $100,000 or more	19.1%	19.0%	23.9%
Other time deposits	18.8%	19.4%	15.7%
Total deposits	100.0%	100.0%	100.0%

Capital ratios:
Hanmi Financial
Total risk-based capital ratio	17.79%	17.96%	17.08%
Tier 1 risk-based capital ratio	16.53%	16.70%	15.81%
Tier 1 leverage capital ratio	14.09%	13.77%	13.35%
Tangible equity to tangible assets ratio	13.78%	13.33%	14.18%
Hanmi Bank
Total risk-based capital ratio	17.07%	17.23%	16.53%
Tier 1 risk-based capital ratio	15.81%	15.96%	15.26%
Tier 1 leverage capital ratio	13.49%	13.18%	12.88%
Tangible equity to tangible assets ratio	13.23%	12.84%	14.34%

Hanmi Financial Corporation and Subsidiaries
Average Balance, Average Yield Earned and Average Rate Paid (Unaudited)
(In thousands)

	Three Months Ended
	June 30, 2014			March 31, 2014 (1)			June 30, 2013 (1)
		Interest	Average		Interest	Average		Interest	Average
	Average	Income /	Yield /	Average	Income /	Yield /	Average	Income /	Yield /
	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate
Assets
Interest-earning assets:
Gross loans, net of deferred loan costs	$ 2,298,996	$ 28,355	4.95%	$ 2,257,162	$ 28,190	5.07%	$ 2,165,741	$ 27,839	5.16%
Municipal securities-taxable	19,151	191	3.99%	31,220	328	4.20%	46,102	454	3.94%
Municipal securities-tax exempt	4,428	31	2.78%	13,202	117	3.54%	10,707	112	4.20%
Obligations of other U.S. government agencies	85,160	401	1.88%	83,565	405	1.94%	93,432	432	1.85%
Other debt securities	390,435	1,783	1.83%	382,113	1,804	1.89%	273,321	1,214	1.78%
Equity securities	27,300	408	5.98%	25,256	404	6.40%	28,729	343	4.78%
Federal funds sold	--	--	0.00%	11	--	0.00%	341	--	0.00%
Interest-bearing deposits in other banks	28,561	18	0.25%	33,140	21	0.26%	39,256	24	0.25%
Total interest-earning assets	2,854,031	31,187	4.38%	2,825,669	31,269	4.49%	2,657,629	30,418	4.59%

Noninterest-earning assets:
Cash and cash equivalents	70,660			77,397			66,643
Allowance for loan losses	(57,127)			(58,655)			(61,026)
Other assets	133,486			133,528			129,136
Total noninterest-earning assets	147,019			152,270			134,753

Total assets	$ 3,001,050			$ 2,977,939			$ 2,792,382

Liabilities and Stockholders' Equity
Interest-bearing liabilities:
Deposits:
Savings	$ 115,667	$ 372	1.29%	$ 116,471	$ 403	1.40%	$ 115,685	$ 466	1.62%
Money market checking and NOW accounts	572,949	759	0.53%	591,593	767	0.53%	591,317	769	0.52%
Time deposits of $100,000 or more	509,105	872	0.69%	500,095	887	0.72%	565,927	1,057	0.75%
Other time deposits	482,020	1,150	0.96%	492,114	1,164	0.96%	371,868	808	0.87%
FHLB advances	39,146	30	0.31%	56,886	48	0.34%	9,188	41	1.80%
Junior subordinated debentures	--	--	0.00%	--	--	0.00%	9,966	84	3.38%
Total interest-bearing liabilities	1,718,887	3,183	0.74%	1,757,159	3,269	0.75%	1,663,951	3,225	0.78%

Noninterest-bearing liabilities:
Demand deposits	842,528			800,027			721,090
Other liabilities	21,761			15,633			14,723
Total noninterest-bearing liabilities	864,289			815,660			735,813

Total liabilities	2,583,176			2,572,819			2,399,764
Stockholders' equity	417,874			405,120			392,618

Total liabilities and stockholders' equity	$ 3,001,050			$ 2,977,939			$ 2,792,382

Net interest income		$ 28,004			$ 28,000			$ 27,193

Cost of deposits			0.50%			0.52%			0.53%
Net interest spread			3.64%			3.74%			3.81%
Net interest margin			3.94%			4.02%			4.10%

Hanmi Financial Corporation and Subsidiaries
Average Balance, Average Yield Earned and Average Rate Paid, Continued (Unaudited)
(In thousands)

	Six Months Ended
	June 30, 2014			June 30, 2013 (1)
		Interest	Average		Interest	Average
	Average	Income /	Yield /	Average	Income /	Yield /
	Balance	Expense	Rate	Balance	Expense	Rate
Assets
Interest-earning assets:
Gross loans, net of deferred loan costs	$ 2,278,193	$ 56,545	5.01%	$ 2,119,881	$ 54,638	5.20%
Municipal securities-taxable	25,152	520	2.76%	46,106	908	3.94%
Municipal securities-tax exempt	8,790	148	2.24%	11,749	258	4.40%
Obligations of other U.S. government agencies	84,367	806	1.27%	91,219	854	1.87%
Other debt securities	386,297	3,586	1.24%	284,189	2,454	1.73%
Equity securities	26,284	812	4.12%	29,528	634	4.29%
Federal funds sold	6	--	0.00%	3,136	6	0.39%
Interest-bearing deposits in other banks	30,838	38	0.25%	89,617	112	0.25%
Total interest-earning assets	2,839,927	62,455	4.43%	2,675,425	59,864	4.51%

Noninterest-earning assets:
Cash and cash equivalents	74,010			66,406
Allowance for loan losses	(57,887)			(61,828)
Other assets	133,502			130,493
Total noninterest-earning assets	149,625			135,071

Total assets	$ 2,989,552			$ 2,810,496

Liabilities and Stockholders' Equity
Interest-bearing liabilities:
Deposits:
Savings	$ 116,067	$ 776	1.35%	$ 114,937	$ 924	1.62%
Money market checking and NOW accounts	582,219	1,526	0.53%	579,711	1,489	0.52%
Time deposits of $100,000 or more	504,625	1,759	0.70%	580,485	2,232	0.78%
Other time deposits	487,039	2,314	0.96%	371,336	1,614	0.88%
FHLB advances	47,967	78	0.33%	6,056	79	2.63%
Junior subordinated debentures	--	--	0.00%	42,881	678	3.19%
Total interest-bearing liabilities	1,737,917	6,453	0.75%	1,695,406	7,016	0.83%

Noninterest-bearing liabilities:
Demand deposits	821,395			710,920
Other liabilities	18,714			16,886
Total noninterest-bearing liabilities	840,109			727,806

Total liabilities	2,578,026			2,423,212
Stockholders' equity	411,526			387,284

Total liabilities and stockholders' equity	$ 2,989,552			$ 2,810,496

Net interest income		$ 56,002			$ 52,848

Cost of deposits			0.51%			0.54%
Net interest spread			3.68%			3.68%
Net interest margin			3.98%			3.98%

(1) Results for March 31, 2014 and June 30, 2013 have been adjusted to reflect the adoption of FASB ASU 2014-01, Accounting for Investment in Qualified Affordable Housing Projects. See section of Change in Accounting Principle.

Non-GAAP Financial Measures

Tangible Common Equity to Tangible Assets Ratio

Tangible common equity to tangible assets ratio is supplemental financial information determined by a method other than in accordance with U.S. generally accepted accounting principles ("GAAP"). This non-GAAP measure is used by management in the analysis of Hanmi's capital strength. Tangible equity is calculated by subtracting goodwill and other intangible assets from stockholders' equity. Banking and financial institution regulators also exclude goodwill and other intangible assets from stockholders' equity when assessing the capital adequacy of a financial institution. Management believes the presentation of this financial measure excluding the impact of these items provides useful supplemental information that is essential to a proper understanding of the capital strength of Hanmi. This disclosure should not be viewed as a substitution for results determined in accordance with GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies.

The following table reconciles this non-GAAP performance measure to the GAAP performance measure for the periods indicated:

Tangible Common Equity to Tangible Assets Ratio (Unaudited)
(In thousands, except share and per share data)

	June 30,	March 31,	June 30,
Hanmi Financial Corporation	2014	2014 (1)	2013 (1)
Assets	$ 3,094,775	$ 3,095,758	$ 2,772,218
Less other intangible assets	--	(1,130)	(1,253)
Tangible assets	$ 3,094,775	$ 3,094,628	$ 2,770,965

Stockholders' equity	$ 426,348	$ 413,511	$ 394,200
Less other intangible assets	--	(1,130)	(1,253)
Tangible stockholders' equity	$ 426,348	$ 412,381	$ 392,947

Stockholders' equity to assets	13.78%	13.36%	14.22%
Tangible common equity to tangible assets	13.78%	13.33%	14.18%

Common shares outstanding	31,860,956	31,795,108	31,604,837
Tangible common equity per common share	$ 13.38	$ 12.97	$ 12.43

(1) Results for March 31, 2014 and June 30, 2013 have been adjusted to reflect the adoption of FASB ASU 2014-01, Accounting for Investment in Qualified Affordable Housing Projects. See section of Change in Accounting Principle.

Change in Accounting Principle

As of April 1, 2014, the Bank changed its method of accounting for investment in low-income housing tax credit, as required by FASB ASU 2014-01, Accounting for Investment in Qualified Affordable Housing Projects. Previously, the investment in low-income housing tax credit was accounted for under equity method.

Effective April 1, 2014, the Bank began recording amortization of the initial cost of the investment in proportion to the tax credits and other tax benefits received and recognizing the net investment performance in the income statement as a component of income tax expense (proportional amortization method). The Bank recorded this change in accounting principle in accordance with ASU 2014-01 which requires retrospective application of the new accounting principle to all practicable prior accounting periods as if the principle had always been used. The accounting principle was retrospectively applied from the period beginning on January 1, 1998, and to each period thereafter. The cumulative effect of the retrospective application of this accounting principle as of March 31, 2014 was a $1.5 million decrease in other assets with corresponding equity and tax account adjustments. Net income in the three months ended March 31, 2014 decreased by $44,000, and the three and six months ended June 30, 2013 decreased by $32,000 and $84,000, respectively, due to this change in accounting principle.

CONTACT: Hanmi Financial Corporation
         Mark Yoon, CFA CPA CVA
         EVP & Chief Financial Officer
         213-427-5636

         Christina Lee
         FVP & Senior Strategy Officer
         213-427-5631